UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2026

PERMIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37697	41-3338782
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

(Address of principal executive offices, including zip code)

(432) 695-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2026, Permian Resources Operating, LLC (“OpCo”), a consolidated subsidiary of Permian Resources Corporation (“Permian Resources” and, together with OpCo, the “Company”) (NYSE: PR), entered into a new Credit Agreement (the “New Credit Agreement”) among OpCo, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto (together with the Administrative Agent, the “Lenders”), providing for a $3.0 billion senior unsecured credit facility. The New Credit Agreement replaces the Prior Credit Agreement (as defined below).

The New Credit Agreement has a scheduled maturity date of April 30, 2031 and includes an option for OpCo to extend the term for successive one-year periods, subject to, among certain other terms and conditions, the consent of the Lenders holding greater than 50% of the commitments then outstanding under the New Credit Agreement. The New Credit Agreement commits the Lenders to provide advances up to an aggregate principal amount of $3.0 billion outstanding at any given time, with an option for OpCo to request increases in the aggregate commitments to an amount not to exceed $4.0 billion, subject to certain terms and conditions. The New Credit Agreement also includes a swingline subfacility and a letter of credit subfacility.

Borrowings under the New Credit Agreement will accrue interest based, at OpCo’s option, on either the secured overnight financing rate (“SOFR”) plus an applicable margin, or the Alternate Base Rate (as defined in the New Credit Agreement) plus an applicable margin. The applicable margin used in connection with interest rates, as well as commitment fees for undrawn commitments, will be based on OpCo’s credit rating for its long-term senior unsecured indebtedness for borrowed money (not supported by third-party credit enhancement) at the applicable time. As of April 30, 2026, the applicable margin for SOFR and Alternate Base Rate Loans is 150 basis points and 50 basis points, respectively, and the commitment fee is 20 basis points.

The New Credit Agreement contains representations, warranties, covenants and events of default that OpCo believes are customary for investment grade, senior unsecured commercial bank credit agreements, including a financial covenant for the maintenance of a ratio of Total Indebtedness to Capitalization Ratio (as defined in the New Credit Agreement) of no greater than 65%.

The Lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and its affiliates, for which they received or will receive customary fees and expenses. The above description of the New Credit Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, which is attached and filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 30, 2026, in connection with OpCo’s entry into the New Credit Agreement, OpCo terminated that certain Third Amended and Restated Credit Agreement, dated as of February 18, 2022 (as amended, supplement and amended and supplement, the “Prior Credit Agreement”) among OpCo, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Prior Credit Agreement and the credit facility thereunder were terminated by OpCo without penalty. The Prior Credit Agreement was set to mature in February 2028 and, as of April 30, 2026, OpCo had a borrowing base of $4.0 billion and $2.5 billion in elected commitments thereunder.

The lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*+	Credit Agreement, dated as of April 30, 2026, by and among Permian Resources Operating, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
+	Certain portions of this document that constitute confidential information have been redacted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMIAN RESOURCES CORPORATION

By:	/s/ Guy M. Oliphint
Guy M. Oliphint Executive Vice President and Chief Financial Officer

Date:	May 6, 2026